Form 5


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
[ ] Form 3 Holdings Reported
[ ] Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Dora International LTD
   P.O. Box 357
   Pirouet House, Union Street
   St. Helier, Jersey, Channel Islands
   JE4 49WQ   United Kingdom

2. Issuer Name and Ticker or Trading Symbol
   EMPS Corporation (EPSC)

3. IRS or Social Security Number of Reporting Persons(Voluntary)

4. Statement for Month/Year
   December 2002

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director [X] 10% Owner [ ] Officer (give title below) [ ] Other (specify below)


7. Individual or Joint/Group Reporting (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person
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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
                             7/30/
Common Stock                  02       J      3,250,764       A        *         3,250,764          I     Beneficial Ownership
                                                                                                          in 3,250,764 shares
                                                                                                          held in the name of
                                                                                                          "Asael T. Sorensen,
                                                                                                          Attorney-at-Law,
                                                                                                          Trustee FBO Dora
                                                                                                          International Ltd"
                                                                                                          pursuant  to a Voting
                                                                                                          Trust and Divestiture
                                                                                                          Agreement
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                             |      |    |                  |   |           |                   |      |                           |
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___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
                        |        |     |    |           |   |     |     |            |       |       |            |   |            |
                        |        |     |    |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:

 *  Shares acquired pursuant to an Agreement and Plan of Re-Organization dated February 28, 2002



/s/ Cynthia Murray, Director
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SIGNATURE OF REPORTING PERSON

February 6, 2003
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DATE

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